Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED MARCH 31, 2024

First Quarter Highlights

•Interest income of $15.7 million; net interest income of $1.6 million
•Net loss attributable to common stockholders of $(74.3) million
•Operating loss of $(4.8) million or $(0.16) per common share
•Earnings per share ("EPS") per basic common share was a loss of $(2.41) of which $(0.50) per basic common share relates to the accrual of the manager termination fee
•Taxable loss of $(0.67) per share attributable to common stockholders after payment of dividends on our previously issued preferred stock
•Book value per common share of $6.87 at March 31, 2024
•Collected total cash of $80.9 million from loan payments, sales of loans, sales of real estate owned ("REO") properties and collections from investments on debt securities and beneficial interests
•As of March 31, 2024, held $100.1 million of cash and cash equivalents; average daily cash balance for the quarter was $65.3 million
•As of March 31, 2024, approximately 84.4% of our portfolio (based on unpaid principal balance ("UPB") at the time of acquisition) made at least 12 out of the last 12 payments

New York, NY—May 3, 2024 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust ("REIT"), announces its results of operations for the quarter ended March 31, 2024. We focus primarily on acquiring, investing in and managing a portfolio of re-performing mortgage loans ("RPLs") and non-performing loans ("NPLs") secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire small-balance commercial loans ("SBC loans") secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Loan interest income	$11,823	$12,420	$12,696	$12,929	$13,281
Earnings from debt securities and beneficial interests(1)	$2,956	$4,289	$4,218	$4,480	$4,569
Other interest income	$959	$948	$965	$931	$606
Interest expense	$(14,106)	$(14,484)	$(14,838)	$(15,039)	$(14,925)
Net interest income	$1,632	$3,173	$3,041	$3,301	$3,531
Net (increase)/decrease in the net present value of expected credit losses	$(4,230)	$(11,294)	$(330)	$2,866	$621
Other income, income/(loss) from equity method investments, loss on joint venture refinancing on beneficial interests and mark to market loss on mortgage loans held-for-sale, net	$(46,783)	$(8,132)	$(1,658)	$(8,581)	$(3,612)
Total (loss)/revenue, net(2)	$(49,381)	$(16,253)	$1,053	$(2,414)	$540
Consolidated net loss	$(73,992)	$(22,614)	$(5,517)	$(11,462)	$(7,364)
Net loss per basic share	$(2.41)	$(0.86)	$(0.25)	$(0.51)	$(0.34)
Average equity(3)	$280,714	$321,327	$316,814	$324,089	$337,206
Average total assets	$1,311,767	$1,358,027	$1,384,285	$1,424,524	$1,463,529
Average daily cash balance	$65,293	$55,195	$53,211	$43,609	$50,916
Average carrying value of RPLs	$858,253	$882,071	$892,367	$886,072	$882,018
Average carrying value of NPLs	$11,974	$42,050	$50,439	$68,459	$86,494
Average carrying value of SBC loans	$28,116	$8,560	$8,349	$10,876	$12,159
Average carrying value of debt securities and beneficial interests	$319,053	$338,572	$346,601	$382,502	$401,240
Average asset backed debt balance	$779,768	$800,050	$834,507	$870,595	$897,279
____________________________________________________________
(1)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(2)Total loss/revenue includes net interest income, loss from equity method investments, loss on joint venture refinancing on beneficial interests and other loss/income.
(3)Average equity includes the effect of an aggregate of $34.6 million of preferred stock for December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023.

For the quarter ended March 31, 2024, we had a GAAP consolidated net loss attributable to common stockholders of $(74.3) million or $(2.41) per common share after preferred dividends of which $15.5 million or $(0.50) per common share relates to the accrual of the manager termination fee. Operating loss, a non-GAAP financial measure that adjusts GAAP earnings by removing gains and losses as well as certain other non-core income and expenses and preferred dividends, was $(4.8) million or $(0.16) per common share. We consider Operating loss/income to provide a useful measure for comparing the results of our ongoing operations over multiple quarters. For a reconciliation of Operating loss to consolidated net loss available to common stockholders, please refer to Appendix B.

Our net interest income for the quarter ended March 31, 2024, excluding any adjustment for expected credit losses was $1.6 million, a decrease of $1.5 million over the prior quarter. Gross interest income decreased $1.9 million as a result of slightly lower average balances on our mortgage, debt security and beneficial interest portfolios. We also adjusted our yields on our beneficial interests based on lower expected redemption proceeds as described below. Our interest expense for the quarter ended March 31, 2024 decreased $0.4 million compared to the prior quarter primarily as a result of a decrease in our average balance of interest bearing debt. The carrying value of our interest earning assets declined $140.9 million during the quarter ended March 31, 2024 due to the loan sales, debt security and beneficial interest redemption and the recording of a mark to market loss on loans reclassified to held-for-sale.

We generally acquire loans and beneficial interests at a discount and record an allowance for expected credit losses at acquisition. We update the allowance quarterly based on actual cash flow results and changing cash flow expectations in accordance with the current expected credit losses accounting standard, otherwise known as CECL. During the quarter ended March 31, 2024, we recorded a $3.1 million write-down on our beneficial interests. We expect to redeem several of our joint ventures during 2024 and adjusted our cash flow projections to reflect lower projected sale prices of the underlying collateral on the expected redemption dates due to longer durations of the underlying loans as interest rate reductions appear increasingly less certain during calendar year 2024. Based on the revised collateral sales prices, the expected liquidation proceeds on the sale of the underlying loans would not be sufficient to redeem the beneficial interests in full. Because CECL compares projected cash flows to contractual cash flows to determine "credit" losses, the write-down is reflected as a credit loss and not as a mark to market adjustment. Other than extended duration, the performance of the underlying loans has remained unchanged.

During the quarter ended March 31, 2024, we recorded a $1.1 million increase in expected credit losses on our mortgage loan portfolio held-for-investment. The impairment is a result of updating our cash flow projections to extend the duration of the mortgage loans. The underlying loan performance has not changed. The remaining portfolio classified as held for investment are primarily loans in our rated securitization trusts.

During the quarter ended March 31, 2024, our debt securities and the majority of our beneficial interests in Ajax Mortgage Loan Trust 2020-C and Ajax Mortgage Loan Trust 2020-D joint ventures were redeemed. At redemption the debt securities were redeemed at par and the beneficial interests paid down by approximately 82%. The remaining assets in the trust are expected to pay down the remaining beneficial interests.

Beginning in October 2023, we have been engaged in sales of certain significant pools of loans in expectation of the repayment of our outstanding convertible notes. Such loan sales necessitate moving loans to held-for-sale and marking the loans to the lower of cost or market when we determine that the loans will be sold. During the quarter ended March 31, 2024, we moved loans with UPB of $421.6 million to held-for-sale and recorded a $47.3 million mark to market loss after taking into account the repayment of advances to our servicer. These loan sales went under contract in March and April. Two trades closed in April 2023 with the remainder expected to close in May 2024. See "Recent Events" below for more detail. Additionally, during the quarter ended March 31, 2024, we closed the sale of loans with UPB of $58.9 million that were classified as held-for-sale. These loans were moved to held-for-sale at December 31, 2023 and we recorded a mark to market loss of $8.6 million at December 31, 2023. At the sale date, we recorded an incremental loss of $0.4 million.

Our expenses increased on a quarter over quarter basis by $17.4 million primarily due to the approximately $15.5 million accrual of the termination fee paid to our manager. As described in the Rithm transaction documents, we provided a termination notice to our manager on February 26, 2024. Our management contract provides that the manager is entitled to receive a termination fee equal to two times the sum of the last twelve months’ management fee. The termination fee will be paid in shares of our common stock, the price of which was fixed at $4.87 per share as of February 26, 2024, the earlier of the first day after the transaction closes, which is subject to shareholder approval, or August 26, 2024. Because we own an equity investment in our Manager, 19.8% of the termination fee, or $3.1 million, was recognized as income in Income/(loss) from equity method investments for a net financial statement impact of $12.4 million.

We recorded $0.4 million in impairment on our REO held-for-sale portfolio in other expense for the quarter ended March 31, 2024. We sold two properties in the first quarter and recorded a net gain of $8 thousand in other income. Six properties were added to REO held-for-sale through foreclosures.

During the quarter ended March 31, 2024, we recorded the fair value of the warrants issued to Rithm under the Credit Agreement. The fair value of $2.7 million was recorded in Accrued expenses and other liabilities with an offset to deferred issuance costs in Prepaid expenses and other assets. As of March 31, 2024, we recorded a mark to market gain of $0.7 million on the warrants and $0.7 million of amortization on the deferred issuance costs. As of March 31, 2024, the warrants had a carrying value of $2.1 million.

For the quarter ended March 31, 2023, we transferred certain securities from AFS to HTM in compliance with the European Union risk retention requirement, which was a non-cash transaction and recorded at fair value. On the date of transfer, accumulated other comprehensive income ("AOCI") included unrealized losses of $10.9 million for these securities. This amount is being amortized out of AOCI over the remaining life of the respective securities, and has no net impact on interest income. For both the quarters ended March 31, 2024 and December 31, 2023, we recorded $0.8 million in amortization.

During the three months ended March 31, 2024, no shares were sold under our At-the-Market program.

During the three months ended March 31, 2024, we acquired the remaining 424,949 shares of our outstanding 7.25% Series A Fixed-to-Floating Rate Preferred Stock and 1,135,590 shares of our outstanding 5.00% Series B Fixed-to-Floating Rate Preferred Stock and the associated warrants in exchange for newly issued shares of our common stock. Of the 12,046,218 shares, 9,464,524 shares of our common stock were issued during the three months ended March 31, 2024 and the remaining 2,581,694 shares of our common stock will only be issued following the approval of a majority of our stockholders during our 2024 annual and special meeting of stockholders. We recorded a $12.6 million liability to account for the shares payable to the preferred holders. Subsequent to shareholder approval, common shares will be issued to satisfy the liability resulting in a $12.6 million increase in equity.

We ended the quarter with a GAAP book value of $6.87 per common share, compared to a book value per common share of $9.99 for the quarter ended December 31, 2023. The decrease in book value is driven primarily by the GAAP net loss for the period, including the mark to market loss recorded when we moved loans to held for sale, the increase in the number of our outstanding common shares during the quarter, and dividends paid, partially offset by the recovery of a portion of the mark to market loss in debt securities recorded on the balance sheet through AOCI, and the amortization of the unrealized loss on debt securities transferred to HTM.

Our taxable loss for the quarter ended March 31, 2024 was $(0.67) per share of net income available to common stockholders, compared to $(0.03) per share of taxable net loss available to common stockholders for the quarter ended December 31, 2023. Additionally, we recorded income tax expense of $0.9 million primarily due to the income from our Manager recognized in our Taxable REIT subsidiary.

We collected $80.9 million of cash during the first quarter as a result of loan payments, loan payoffs, sales of REO, and cash collections on our securities portfolio to end the quarter with $100.1 million in cash and cash equivalents.

The following table provides an overview of our portfolio at March 31, 2024 ($ in thousands)(1):

No. of loans	4,720	Weighted average coupon	4.54%
Total UPB(2)	$882,050	Weighted average LTV(6)	52.2%
Interest-bearing balance	$805,459	Weighted average remaining term (months)	284
Deferred balance(3)	$76,591	No. of first liens	4,677
Market value of collateral(4)	$2,028,883	No. of second liens	43
Current purchase price/total UPB	81.4%	No. of REO held-for-sale	24
Current purchase price/market value of collateral	40.2%	Market value of REO held-for-sale(7)	$5,778
RPLs	91.9%	Carrying value of debt securities and beneficial interests in trusts	$284,535
NPLs	7.4%	Loans with 12 for 12 payments as an approximate percentage of acquisition UPB(8)	84.4%
SBC loans(5)	0.7%	Loans with 24 for 24 payments as an approximate percentage of acquisition UPB(9)	81.2%
____________________________________________________________
(1)Includes 2,109 loans that were classified from Mortgage loans held-for investment, net to Mortgage loans held-for-sale, net with a total UPB of $421.6 million and a carrying value of $411.8 million.
(2)Our loan portfolio consists of fixed rate (59.7% of UPB), ARM (6.0% of UPB) and Hybrid ARM (34.3% of UPB) mortgage loans.
(3)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(4)As of the reporting date.
(5)SBC loans includes both purchased and originated loans.
(6)UPB as of March 31, 2024 divided by market value of collateral and weighted by the UPB of the loan.
(7)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(8)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(9)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Recent Events

Our board declared a cash dividend of $0.06 per share to be paid on May 30, 2024 to stockholders of record as of May 15, 2024.

On April 30, 2024, we repaid our 2024 Convertible Notes at maturity, for an aggregate amount of $103.5 million, and 15 days of accrued interest.

During April 2024, we called the Senior notes and the Class B bond in our Ajax Mortgage Loan Trust 2021-B ("2021-B"). We sold underlying loans with a total UPB of $92.2 million and moved the majority of the remaining loans to our repurchase line of credit. The estimated $10.1 million loss realized on the loans was accrued at March 31, 2024. We received net cash proceeds on the redemption in the amount of $6.5 million and are under contract, subject to due diligence, to sell the majority of the remaining loans in 2021-B and from our repurchase lines of credit in May 2024. The loans have a total UPB of $180.6 million and we expect to generate $47.1 million in cash after repayment of any associated debt. The estimated $21.8 million expected loss on these loans sales was accrued at March 31, 2024.

Also, during April 2024, we sold loans from our repurchase lines of credit with a total UPB of $124.8 million. We received net cash proceeds from these loan sales in the amount of $20.1 million after repaying the associated debt. The estimated $13.6 million loss realized on the loan sales was accrued at March 31, 2024.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a REIT, that focuses primarily on acquiring, investing in and managing RPLs and NPLs secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire SBC loans secured by multi-family retail/residential and mixed use properties. We are externally managed by Thetis Asset Management LLC, an affiliated entity. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a REIT under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond our control, including, without limitation the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2024 and our Definitive Proxy Statement filed with the SEC on April 10, 2024. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except per share amounts)

	Three months ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INCOME
Interest income	$15,738	$17,657	$17,879	$18,340
Interest expense	(14,106)	(14,484)	(14,838)	(15,039)
Net interest income	1,632	3,173	3,041	3,301
Net (increase)/decrease in the net present value of expected credit losses	(4,230)	(11,294)	(330)	2,866
Net interest (loss)/income after the impact of changes in the net present value of expected credit losses	(2,598)	(8,121)	2,711	6,167

Income/(loss) from equity method investments	521	(317)	(628)	(265)
Loss on joint venture refinancing on beneficial interests	—	—	(1,215)	(8,814)
Mark to market loss on mortgage loans held-for-sale, net	(47,307)	(8,559)	—	—
Other income	3	744	185	498
Total (loss)/revenue, net	(49,381)	(16,253)	1,053	(2,414)

EXPENSE
Related party expense - loan servicing fees	1,734	1,773	1,809	1,827
Related party expense - management fee	17,459	2,000	1,940	2,001
Professional fees	705	623	611	989
Fair value adjustment on put option liability and warrants	1,353	490	540	1,839
Other expense	2,445	1,406	1,754	2,211
Total expense	23,696	6,292	6,654	8,867
Loss on debt extinguishment	—	—	16	—
Loss before provision for income taxes	(73,077)	(22,545)	(5,617)	(11,281)
Provision for income taxes (benefit)	915	69	(100)	181
Consolidated net loss	(73,992)	(22,614)	(5,517)	(11,462)
Less: consolidated net (loss)/income attributable to non-controlling interests	(14)	35	25	24
Consolidated net loss attributable to the Company	(73,978)	(22,649)	(5,542)	(11,486)
Less: dividends on preferred stock	341	548	547	548
Consolidated net loss attributable to common stockholders	$(74,319)	$(23,197)	$(6,089)	$(12,034)
Basic loss per common share	$(2.41)	$(0.86)	$(0.25)	$(0.51)
Diluted loss per common share	$(2.41)	$(0.86)	$(0.25)	$(0.51)

Weighted average shares – basic	30,700,278	26,931,750	24,001,702	23,250,725
Weighted average shares – diluted	30,893,391	26,931,750	24,244,147	23,565,351

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$100,054	$52,834
Mortgage loans held-for-sale, net(1)	368,288	55,718
Mortgage loans held-for-investment, net(1,2)	438,698	864,551
Real estate owned properties, net(3)	5,191	3,785
Investments in securities available-for-sale(4)	125,126	131,558
Investments in securities held-to-maturity(5)	54,085	59,691
Investments in beneficial interests(6)	88,577	104,162
Receivable from servicer	4,240	7,307
Investments in affiliates	28,300	28,000
Prepaid expenses and other assets	31,896	28,685
Total assets	$1,244,455	$1,336,291

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,7)	$399,699	$411,212
Borrowings under repurchase transactions	354,039	375,745
Convertible senior notes(7)	103,516	103,516
Notes payable, net(7)	107,059	106,844
Management fee payable	1,951	1,998
Warrant liability	2,054	16,644
Accrued expenses and other liabilities	19,901	9,437
Total liabilities	988,219	1,025,396

Equity:
Preferred stock $0.01 par value, 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 135,930 shares issued and zero outstanding at March 31, 2024 and 424,949 shares issued and outstanding at December 31, 2023(8)	—	9,411
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 363,245 shares issued and zero outstanding at March 31, 2024 and 1,135,590 shares issued and outstanding at December 31, 2023(8)	—	25,143
Common stock $0.01 par value; 125,000,000 shares authorized, 36,992,019 shares issued and outstanding at March 31, 2024 and 27,460,161 shares issued and outstanding at December 31, 2023	380	285
Additional paid-in capital	408,732	352,060
Treasury stock	(9,557)	(9,557)
Retained deficit	(132,400)	(54,382)
Accumulated other comprehensive loss	(12,858)	(14,027)
Equity attributable to stockholders	254,297	308,933
Non-controlling interests(9)	1,939	1,962
Total equity	256,236	310,895
Total liabilities and equity	$1,244,455	$1,336,291

____________________________________________________________
(1)Mortgage loans held-for-sale, net and mortgage loans held-for-investment, net include $623.2 million and $628.6 million of loans at March 31, 2024 and December 31, 2023, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans held-for-investment, net include $0.4 million and $3.4 million of allowance for expected credit losses at March 31, 2024 and December 31, 2023, respectively.
(2)As of March 31, 2024 and December 31, 2023, balances for Mortgage loans held-for-investment, net include $0.2 million and $0.6 million, respectively, from a 50.0% owned joint venture, which we consolidate under U.S. GAAP.
(3)Real estate owned properties, net, are presented net of valuation allowances of $1.6 million and $1.2 million at March 31, 2024 and December 31, 2023, respectively.
(4)Investments in securities AFS are presented at fair value. As of March 31, 2024, Investments in securities AFS include an amortized cost basis of $132.8 million and a net unrealized loss of $7.7 million. As of December 31, 2023, Investments in securities AFS include an amortized cost basis of $139.6 million and net unrealized loss of $8.0 million.
(5)On January 1, 2023, we transferred certain of our Investments in securities AFS to HTM due to European risk retention regulations. As of March 31, 2024, Investments in securities HTM includes an allowance for expected credit losses of zero and remaining discount of $5.2 million related to the unamortized unrealized loss in AOCI.
(6)Investments in beneficial interests includes allowance for expected credit losses of $9.1 million and $6.9 million at March 31, 2024 and December 31, 2023, respectively.
(7)Secured borrowings, net are presented net of deferred issuance costs of $2.8 million at March 31, 2024 and $3.1 million at December 31, 2023. Convertible senior notes are presented net of deferred issuance costs of zero at both March 31, 2024 and December 31, 2023. Notes payable, net are presented net of deferred issuance costs and discount of $2.9 million at March 31, 2024 and $3.2 million at December 31, 2023.
(8)The preferred shares issued but not outstanding are the preferred shares that were not redeemed with common stock and are pending approval by a vote of our shareholders. The obligation to redeem these shares is currently recorded as $12.6 million in Accrued expenses and other liabilities on our consolidated balance sheets at March 31, 2024.
(9)As of March 31, 2024, non-controlling interests includes $0.8 million from a 50.0% owned joint venture, $1.0 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary which we consolidate. As of December 31, 2023, non-controlling interests includes $0.8 million from a 50.0% owned joint venture, $1.0 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary which we consolidate under U.S. GAAP.

Appendix A - Earnings per share

The following table sets forth the components of basic and diluted EPS ($ in thousands, except per share):

	Three months ended
	March 31, 2024			December 31, 2023			September 30, 2023			June 30, 2023
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Unaudited)			(Unaudited)			(Unaudited)			(Unaudited)
Basic EPS
Consolidated net loss attributable to common stockholders	$(74,319)	30,700,278		$(23,197)	26,931,750		$(6,089)	24,001,702		$(12,034)	23,250,725
Allocation of loss to participating restricted shares	465	—		164	—		62	—		161	—
Consolidated net loss attributable to unrestricted common stockholders	$(73,854)	30,700,278	$(2.41)	$(23,033)	26,931,750	$(0.86)	$(6,027)	24,001,702	$(0.25)	$(11,873)	23,250,725	$(0.51)
Effect of dilutive securities(1,2)
Restricted stock grants and director fee shares(3)	(465)	193,113		—	—		(62)	242,445		(161)	314,626
Diluted EPS
Consolidated net loss attributable to common stockholders and dilutive securities	$(74,319)	30,893,391	$(2.41)	$(23,033)	26,931,750	$(0.86)	$(6,089)	24,244,147	$(0.25)	$(12,034)	23,565,351	$(0.51)
____________________________________________________________
(1)Our outstanding warrants and the effect of the interest expense and assumed conversion of shares from convertible notes would have an anti-dilutive effect on diluted earnings per share for all periods shown and have not been included in the calculation.
(2)The effect of the amortization of put option on our diluted EPS calculation for all periods shown would have been anti-dilutive and has been removed from the calculation.
(3)The effect of restricted stock grants and manager and director fee shares on our diluted EPS calculation for the three months ended December 31, 2023 would have been anti-dilutive and has been removed from the calculation.

Appendix B - Reconciliation of Operating loss to Consolidated net loss available to common stockholders
(Dollars in thousands except per share amounts)

	Three months ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INCOME
Interest income	$15,738	$17,657	$17,879	$18,340
Interest expense	(14,106)	(14,484)	(14,838)	(15,039)
Net interest income	1,632	3,173	3,041	3,301

Other (loss)/income	(740)	745	558	498
Total revenue, net	892	3,918	3,599	3,799

EXPENSE
Related party expense - loan servicing fees	1,734	1,773	1,809	1,827
Related party expense - management fees	1,953	2,000	1,940	2,001
Professional fees	705	623	611	989
Other expense	1,306	1,356	1,505	1,526
Total expense	5,698	5,752	5,865	6,343
Consolidated operating loss	$(4,806)	$(1,834)	$(2,266)	$(2,544)
Basic operating loss per common share	$(0.16)	$(0.07)	$(0.09)	$(0.11)
Diluted operating loss per common share	$(0.16)	$(0.07)	$(0.09)	$(0.11)

Reconciliation to GAAP net loss

Consolidated operating loss	$(4,806)	$(1,834)	$(2,266)	$(2,544)

Mark to market loss on joint venture refinancing	—	—	(1,215)	(8,814)
Mark to market loss on mortgage loans held-for-sale, net	(47,307)	(8,559)	—	—
Management termination fee	(15,506)	—	—	—
Realized loss on sale of securities	—	—	(373)	—
Net (increase)/decrease in the net present value of expected credit losses	(4,230)	(11,294)	(330)	2,866
Fair value adjustment on put option liability and warrants	(1,353)	(490)	(540)	(1,839)
Other adjustments	125	(368)	(893)	(950)
Loss before provision for income taxes	(73,077)	(22,545)	(5,617)	(11,281)
Provision for income taxes (benefit)	915	69	(100)	181
Consolidated net loss/(income) attributable to non-controlling interest	14	(35)	(25)	(24)
Consolidated net loss attributable to the Company	(73,978)	(22,649)	(5,542)	(11,486)
Dividends on preferred stock	(341)	(548)	(547)	(548)
Consolidated net loss attributable to common stockholders	$(74,319)	$(23,197)	$(6,089)	$(12,034)
Basic loss per common share	$(2.41)	$(0.86)	$(0.25)	$(0.51)
Diluted loss per common share	$(2.41)	$(0.86)	$(0.25)	$(0.51)